EXHIBIT 99.1

Predictive Oncology Announces Exercise of Warrants for $1.26 Million Gross Proceeds

PITTSBURGH, July 26, 2024 (GLOBE NEWSWIRE) -- Predictive Oncology Inc. (NASDAQ: POAI), a leader in AI-driven drug discovery and biologics, today announced that it has entered into a definitive agreement for the exercise of certain existing warrants to purchase an aggregate of 958,117 shares of its common stock having a current exercise price of $14.00 originally issued in February 2021, June 2021 and May 2022, at a reduced exercise price of $1.32 per share. The issuance and/or resale of the shares of common stock issuable upon exercise of the existing warrants, as applicable, are registered pursuant to effective registration statements on Form S-1 (File No. 333-267689), Form S-3 (File No. 254309) and Form S-3 (333-255582). The gross proceeds to Predictive Oncology from the exercise of the existing warrants are expected to be approximately $1.26 million, prior to deducting placement agent fees and transaction expenses payable by the Company.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the transaction.

In consideration for the immediate exercise of the warrants for cash, Predictive Oncology will issue new unregistered Series A warrants to purchase up to 958,117 shares of common stock and new Series B warrants to purchase up to 958,117 shares of common stock. The new warrants will have an exercise price of $1.07 per share, will be exercisable immediately upon issuance and have a term equal to five years from the date of issuance, with respect to Series A warrants, and 18 months from the date of issuance, with respect to Series B warrants.

The transaction is expected to close on or about July 26, 2024, subject to satisfaction of customary closing conditions. The Company intends to use the net proceeds from the transaction, coupled with an additional $3.58 million in net proceeds raised in May 2024 through the Company’s at-the-market facility, for working capital and other general corporate purposes.

The new warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and, along with the shares of common stock issuable upon exercise of the new warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the new warrants issued in the private placement and the shares of common stock underlying the new warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issuable upon the exercise of the new warrants.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Predictive Oncology

Predictive Oncology is on the cutting edge of the rapidly growing use of artificial intelligence and machine learning to expedite early drug discovery and enable drug development for the benefit of cancer patients worldwide. The company’s scientifically validated AI platform, PEDAL, is able to predict with 92% accuracy if a tumor sample will respond to a certain drug compound, allowing for a more informed selection of drug/tumor type combinations for subsequent in-vitro testing. Together with the company’s vast biobank of more than 150,000 assay-capable heterogenous human tumor samples, Predictive Oncology offers its academic and industry partners one of the industry’s broadest AI-based drug discovery solutions, further complimented by its wholly owned CLIA lab and GMP facilities. Predictive Oncology is headquartered in Pittsburgh, PA.

Investor Relations Contact
Tim McCarthy
LifeSci Advisors, LLC
tim@lifesciadvisors.com

Forward-Looking Statements:

Certain matters discussed in this release contain forward-looking statements, including, but not limited to, statements regarding the completion of the transaction, the satisfaction of customary closing conditions related to the transaction and the anticipated use of proceeds therefrom. These forward- looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, changes in management, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, market and other conditions and the factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.